FHLBank
PITTSBURGH

June 18, 2024

Mr. David G. Paulson
Chief Operating Officer
Federal Home Loan Bank of Pittsburgh

Dear Dave:

On behalf of the Federal Home Loan Bank of Pittsburgh (Bank), I am very pleased to offer you the position of Chief Executive Officer of the Bank with an effective date of on or before December 31, 2024, and with a precise effective date to be the same date as the effective date of retirement of the Bank's incumbent Chief Executive Officer (Appointment).

As Chief Executive Officer, you will continue to participate in all the same benefit plans and arrangements (including any additional or replacement benefit plans or arrangements that are later implemented or established for the benefit of the Bank's executive officers and/or employees generally) currently provided to you as Chief Operating Officer with the following changes (Compensation):

- Annual base salary of $890,000 (increase from current base of $572,817),
- Participation in the 2025 Executive Incentive Compensation Plan at a Target of 75%, an increase from 70%, and
- Personal use of a Bank-owned/leased automobile.

In addition, you will be eligible to receive reimbursement of up to $30,000 (gross) to cover anticipated expenses including legal, financial consulting services and any other ancillary expenses associated with the Appointment upon the execution of the offer letter.

The Bank will also enter into an Amended and Restated Executive Officer Severance Agreement (CIC Agreement) with you under which a "Compensated Termination" will provide the following increased amounts:

- 2.99 times your annual base salary and 2.99 times target incentive award opportunity in the year of termination, a pro-rated incentive payment in the year of termination and a payment equal to the additional benefit that the CEO would have received under the Bank's qualified and nonqualified retirement plans calculated as if the CEO had three additional years of both age and service at the time of separation from the Bank, and
- An amount equal to 3.00 times six percent of your annual compensation (as defined in the Bank's Supplemental Thrift Plan) at the time of separation from the Bank.

Please sign below to indicate your acceptance of this offer and return it to me. A copy will be provided for your records.

I'm excited about this opportunity to work with you and to lead the Bank forward.

Sincerely,

Brendan J. McGill
Chairman of the Board of Directors

I accept the position and terms offered in this letter.

Signature　　　　6/24/24
Date

601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com